WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934



(AMENDMENT NO.                         1 )*


NAME OF ISSUER:Brown & Sharpe Manufacturing Company



TITLE OF CLASS
OF SECURITIES: Common



CUSIP:                         115223208



Check the following box if a fee is being paid with this statement [       ].

(A fee is not required if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act(however, see the Notes).


                             13G


CUSIP NO.                      115223208


             1 NAME OF REPORTING PERSON
               S.S. OR I.R.S. ID NO      Fiduciary Trust Company International
               OF ABOVE
               PERSON                    13-5069335


             2 CHECK THE APPROPRIATE     (A)            (B)   XX
               BOX IF A MEMBER OF A
               A GROUP*

             3 SEC USE ONLY


             4 CITIZENSHIP OR PLACE OF ORGANIZATION     New York State




   NUMBER OF   5 SOLE VOTING POWER                             18261
    SHARES
 BENEFICIALLY  6 SHARED VOTING POWER                          140659
   OWNED BY
     EACH      7 SOLE DISPOSITIVE POWER                       158880
   REPORTING
    PERSON     8 SHARED DISPOSITIVE POWER                         40
     WITH


9              AGGREGATE AMOUNT BENEFICIALLY OWNED            158920
               BY EACH REPORTING PERSON


            10 CHECK BOX IF THE AGGREGATE AMOUNT IN
               ROW (9) EXCLUDES CERTAIN SHARES *


            11 PERCENT OF CLASS REPRESENTED BY                  30.4
               IN ROW 9


            12 TYPE OF REPORTING PERSON*                          BK




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

(AMENDMENT NO.                         1

ITEM 1
(a) Name of Issuer                       Brown & Sharpe Manufacturing Company


(b)Address of I                          Precision Park
    Executive Offices:                   North Kingston, R.I. 02852


ITEM 2
(a) Name of Person Filing                Fiduciary Trust Company International


(b) Address of Principal
   Business Office or,if none,residence: Two World Trade Center
                                         New York, New York 10048

(c) Citizenship:                         New York

(d) Title of Class Securities:           Common

(e) Cusip                                     115223208

ITEM 3
The person filing is:

(a)            Broker or Dealer registered under Section 15 of the Act
(b)          X Bank as defined in section 3 (a)(6) of the Act
(c)            Insurance Company as defined in section 3(a)(19) of the Act
(d)            Investment Company registered under section 8 of the Investment
               Company Act.
(e) Investment Advisor registered under section 203 of the Investment Advisors Act of 1940
(f) EBP, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F)
(g)            Parent Holding Company, in accordance with 240.13d-1(b) (ii) (G)
(h)            Group, in accordance with 240.13d-1(b) (1) (ii) (H)






ITEM 4
OWNERSHIP

(a)            Amount Beneficially Owned:                     158920
(b)            Percent of Class:                                30.4
(c)            Number of shares as to which each
               person has:
               (i) sole power to vote or to direct vote        18261
               (ii) shared power to vote or to direct vo      140659
               (iii) sole power to dispose or to direct
                    disposition of                            158880
               (iv) shared power to dispose or to
                     direct the disposition of                    40

ITEM 5
Ownership of Five Percent or Less of a Class


ITEM 6
Ownership of More Than Five Percent On Behalf of
Another Person
               Henry D Sharpe Jr REV Trust - 102858 shares
               Peggy Boyde Sharpe REV Trust u/a 11/2/89 1141 shares

ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company                                                   NA

ITEM 8
Identification and Classification of Members of the Grou          NA

ITEM 9
Notice of Dissolution of Group                                    NA

ITEM 10
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with our as a participant in any transaction having such a purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                                     SIGNATURE
      01/28/97


                                         F.K. Granville





WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

THIS IS A COPY OF THE ORIGINALLY FILED "PAPER" SUBMISSION

(AMENDMENT NO.                           )*


NAME OF ISSUER:Brown & Sharpe Manufacturing Company



TITLE OF CLASS
OF SECURITIES: Common



CUSIP:                         115223208



Check the following box if a fee is being paid with this statement [       ].

(A fee is not required if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).




                             13G


CUSIP NO.                      115223208


             1 NAME OF REPORTING PERSON
               S.S. OR I.R.S. ID NO      Fiduciary Trust Company International
               OF ABOVE
               PERSON                    13-5069335


             2 CHECK THE APPROPRIATE     (A)            (B)   XX
               BOX IF A MEMBER OF A
               A GROUP*

             3 SEC USE ONLY


             4 CITIZENSHIP OR PLACE OF ORGANIZATION     New York State




   NUMBER OF   5 SOLE VOTING POWER                             18261
    SHARES
 BENEFICIALLY  6 SHARED VOTING POWER                          140659
   OWNED BY
     EACH      7 SOLE DISPOSITIVE POWER                           40
   REPORTING
    PERSON     8 SHARED DISPOSITIVE POWER                     158880
     WITH


             9 AGGREGATE AMOUNT BENEFICIALLY OWNED            158920
               BY EACH REPORTING PERSON


            10 CHECK BOX IF THE AGGREGATE AMOUNT IN
               ROW (9) EXCLUDES CERTAIN SHARES *


            11 PERCENT OF CLASS REPRESENTED BY                 29.72
               IN ROW 9


            12 TYPE OF REPORTING PERSON*                          BK




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

(AMENDMENT NO.                           )

ITEM 1
(a) Name of Issuer                       Brown & Sharpe Manufacturing Company


(b)Address of Issuer's Principal         Percision Park
    Executive Offices:                   North Kingston, R.I. 02852


ITEM 2
(a) Name of Person Filing                Fiduciary Trust Company International


(b) Address of Principal
   Business Office or,if none, residence:Two World Trade Center
                                         New York, New York 10048

(c) Citizenship:                         New York

(d) Title of Class Securities:           Common

(e) Cusip                                     115223208

ITEM 3
The person filing is:

(a)            Broker or Dealer registered under Section 15 of the Act
(b)          X Bank as defined in section 3 (a)(6) of the Act
(c)            Insurance Company as defined in section 3(a)(19) of the Act
(d)            Investment Company registered under section 8 of the Investment
               Company Act.
(e) Investment Advisor registered under section 203 of the Investment Advisors Act of 1940
(f) EBP, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F)
(g)            Parent Holding Company, in accordance with 240.13d-1(b) (ii) (G)
(h)            Group, in accordance with 240.13d-1(b) (1) (ii) (H)






ITEM 4
OWNERSHIP

(a)            Amount Beneficially Owned:                     158920
(b)            Percent of Class:                               29.72
(c)            Number of shares as to which each
               person has:
               (i) sole power to vote or to direct vote        18261
               (ii)shared power to vote or to direct vot      140659
               (iii) sole power to dispose or to direct
                    disposition of                                40
               (iv) shared power to dispose or to
                     direct the disposition of                158880

ITEM 5
Ownership of Five Percent or Less of a Class                      NA

ITEM 6
Ownership of More Than Five Percent On Behalf of
Another Person
               Henry D Sharpe Jr REV Trust - 102858 shares
               Peggy Boyde Sharpe REV Trust u/a 11/2/89 1141 shares

ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company                                                   NA

ITEM 8
Identification and Classification of Members of the Grou          NA

ITEM 9
Notice of Dissolution of Group                                    NA

ITEM 10
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with our as a participant in any transaction having such a purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                                     SIGNATURE
      02/01/96


                                         F.K. Granville